Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
February 27, 2017

BELMOND LTD. REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS
Strong Full Year 2016 Results, with Revenue Growth of 3% and
Adjusted EBITDA Growth of 8%, Both on a Constant Currency Basis

Fourth Quarter 2016 Highlights

▪
Net earnings attributable to Belmond Ltd. of $6.7 million, a $6.3 million increase over the prior-year quarter; adjusted net earnings from continuing operations of $1.4 million, a $1.4 million decrease

▪	Revenue of $114.2 million, down $8.5 million or 7% from the prior-year quarter; down $7.4 million or 6% on a constant currency basis

▪	Same store revenue per available room (“RevPAR”) down 6% from the prior-year quarter; down 7% on a constant currency basis

▪	Total adjusted EBITDA of $16.4 million, down $6.1 million from the prior-year quarter; down $6.8 million on a constant currency basis

Full Year 2016 Highlights

▪	Net earnings attributable to Belmond Ltd. of $36.3 million, a $20.0 million increase over the prior year; adjusted net earnings from continuing operations of $25.6 million, a $7.3 million increase

▪	Revenue of $549.8 million, down $1.6 million from the prior year; up $15.0 million or 3% on a constant currency basis

▪	Same store revenue per available room (“RevPAR”) up 1% over the prior year; up 3% on a constant currency basis

▪	Total adjusted EBITDA of $128.2 million, up $8.7 million or 7% over the prior year; up $9.8 million or 8% on a constant currency basis

Other Highlights

▪	Re-opened renovated Belmond La Residence d'Angkor in November 2016

▪	Appointed Kenneth Hatton to senior vice president, global development, in January 2017

HAMILTON, BERMUDA - February 27, 2017. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 47 luxury hotel, restaurant, tourist train and river cruise properties, including two scheduled for future opening, which operate in 23 countries, today announced its results for the fourth quarter and full year ended December 31, 2016.

Roeland Vos, president and chief executive officer, remarked: "We are pleased with our performance for the full year 2016, delivering 8% adjusted EBITDA growth on a constant currency basis. This strong result was in line with the long-term goals we laid out in our strategic plan and reflected our heightened focus on driving incremental revenue and EBITDA from our existing operations. We successfully leveraged strong demand during peak periods, notably at our European properties during the summer season and Belmond Copacabana Palace in Rio de Janeiro, Brazil, during the 2016 Summer Olympic Games, and continued our disciplined approach of investing in our portfolio to drive additional growth. Largely as a result of these efforts, our third quarter 2016 adjusted EBITDA increased 25% over the prior-year quarter on a constant currency basis. However, our performance for our seasonally low fourth quarter of 2016 did not meet our expectations, primarily due to lower than expected results for our two hotels in Brazil. While we had anticipated a reduction in demand following the Olympics and stemming from the country's difficult economic situation, the actual result was below what we had projected, with fourth quarter 2016 RevPAR coming in lower than our guidance.

"This past year was an important one in terms of setting the strategy for the Company's future and making key steps towards achieving our goals. In June 2016, we announced our strategic plan to double our adjusted EBITDA and properties in operation by 2020 by focusing on three areas: organic growth, brand awareness and global footprint expansion. We made early-but-important progress in 2016 in achieving our long-term goals. During the year, we made strides in evolving our culture, laying the foundation for many of the initiatives that form the basis of our strategic improvements and adding the necessary people and systems to set the stage for our future performance. Our new senior vice president, global development, Kenneth Hatton, recently joined the Company, strengthening our team and taking over this key leadership position. Kenneth brings a wealth of experience in negotiating acquisitions and management agreements and will be a tremendous asset to Belmond. The team and I are excited to have Kenneth on board and look forward to working with him to execute on our footprint expansion goals.

"Looking ahead to 2017, we see positive indications in most of our existing portfolio although we expect that our Brazilian hotels will continue to face difficulties associated with the country's fragile economic environment as well as in comparison to our 2016 results, which benefited from the Olympic Games. With this meaningful headwind, we are projecting that our same store, constant currency RevPAR growth for 2017 will be between 1% and 5%."

Fourth Quarter 2016 Operating Results

Revenue for the fourth quarter of 2016 was $114.2 million, an $8.5 million or 7% decrease from revenue for the fourth quarter of 2015. In constant currency, revenue for the fourth quarter of 2016 decreased $7.4 million or 6% from the fourth quarter of 2015.

Same store RevPAR for owned hotels for the fourth quarter of 2016 decreased 7% over the prior-year quarter on a constant currency basis as a result of a 4 percentage point decrease in occupancy and an average daily rate ("ADR") that was consistent with the prior-year quarter.

Net earnings attributable to Belmond Ltd. for the fourth quarter of 2016 were $6.7 million ($0.07 per common share), a $6.3 million increase over $0.4 million ($0.00 per common share) for the fourth quarter of 2015.

Adjusted net earnings from continuing operations for the fourth quarter of 2016 were $1.4 million ($0.01 per common share), a $1.4 million decrease from $2.8 million ($0.03 per common share) for the fourth quarter of 2015.

Total adjusted EBITDA for the fourth quarter of 2016 was $16.4 million, a $6.1 million or 27% decrease from total adjusted EBITDA for the fourth quarter of 2015. In constant currency, total adjusted EBITDA for the fourth quarter of 2016 decreased $6.8 million or 29% from the fourth quarter of 2015.

Full Year 2016 Operating Results

Revenue for the full year 2016 was $549.8 million, a $1.6 million decrease from revenue for the full year 2015. In constant currency, revenue for the full year 2016 increased $15.0 million or 3% over the prior year.

Same store RevPAR for owned hotels for the full year 2016 increased 3% over the prior year on a constant currency basis as a result of a 3% increase in ADR and occupancy that was consistent with the prior year.

Net earnings attributable to Belmond Ltd. for the full year 2016 were $36.3 million ($0.36 per common share), a $20.0 million increase over $16.3 million ($0.16 per common share) for the full year 2015.

Adjusted net earnings from continuing operations for the full year 2016 were $25.6 million ($0.25 per common share), a $7.3 million increase over $18.3 million ($0.18 per common share) for the full year 2015.

Total adjusted EBITDA for the full year 2016 was $128.2 million, an $8.7 million or 7% increase over total adjusted EBITDA for the full year 2015. In constant currency, total adjusted EBITDA for the full year 2016 increased $9.8 million or 8% over the full year 2015.

Recent Company Highlights

•
Re-opens Belmond La Residence d'Angkor following extensive renovation — In November 2016, following a six-month planned closure for renovation, the Company re-opened Belmond La Residence d'Angkor, Siem Reap, Cambodia. The project included the refurbishment of 51 keys, the addition of a new meeting room and updates to the hotel's public areas and restaurants. The all-suite property now features 59 keys, offering guests a peaceful escape moments away from the UNESCO World Heritage site of Angkor.

•
Strengthens management team with appointment of Kenneth Hatton to senior vice president, global development — In January 2017, Kenneth Hatton joined the Company as senior vice president, global development, leading the team responsible for executing on Belmond's global footprint expansion. Mr. Hatton brings nearly 20 years of experience with global hotel-related transactions and merger and acquisition activity, most recently serving as Hyatt Hotels Corporation's senior vice president, corporate transactions group, covering Europe, Africa, Middle East and Asia Pacific. Prior to this role, he was a partner at Sonnenschein Nath & Rosenthal LLP (now Dentons), where he led the European operations of the firm's hospitality practice. Mr. Hatton replaced James Simmonds, who previously served the Company in this position.

•
Enhances regional leadership with appointment of Robert Koren to vice president, southern Europe — In February 2017, Robert Koren joined the Company as vice president, southern Europe, overseeing the Company's operations in Italy, Spain and Portugal. Mr. Koren brings over 30 years of experience in the hospitality industry, most recently serving as vice president, regional director for southern Europe at Starwood Hotels & Resorts, where he was responsible for more than 60 luxury hotels, since 2004. He previously held various operations and finance positions within Starwood Hotels & Resorts, including vice president of operations for the Luxury Collection and W brands. Mr. Koren replaced Maurizio Saccani.

•
Bolsters corporate operations team with appointment of Ariel Bouzas to vice president, project management office — In February 2017, Ariel Bouzas joined the Company as vice president, project management office, reporting to the Company's chief operating officer. Mr. Bouzas most recently served as head of business transformation at easyJet plc and previously held the position of principal at Boston Consulting Group, where he focused on travel and tourism clients.

Fourth Quarter 2016 Business Unit Results

Owned hotels:

Europe:
For the fourth quarter of 2016, revenue from owned hotels was $26.4 million, a decrease of $0.7 million or 3% from $27.1 million for the fourth quarter of 2015. In constant currency, revenue for the region for the fourth quarter of 2016 increased $0.6 million or 2% over the prior-year quarter primarily due to revenue increases of $0.4 million or 7% at Belmond Le Manoir aux Quat'Saisons, Oxfordshire, England, and $0.3 million or 6% at Belmond Reid's Palace, Madeira, Portugal, both of which hotels benefited from 11% year-over-year RevPAR growth.

In constant currency, same store RevPAR for owned hotels in the region increased 2% over the prior-year quarter as a result of a 3% increase in ADR, partially offset by a 1 percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter of $1.4 million represented a decrease of $0.6 million or 30% from $2.0 million for the fourth quarter of 2015. In constant currency, adjusted EBITDA for the region for the fourth quarter of 2016 decreased $0.5 million or 24% from the prior-year quarter mainly due to an adjusted EBITDA decrease of $0.5 million at Belmond Hotel Splendido, Portofino, Italy, partially due to a reversal of accrued expenses in the prior-year quarter. This adjusted EBITDA decline was partially offset by adjusted EBITDA growth of $0.2 million or 13% at Belmond Le Manoir aux Quat'Saisons and $0.1 million or 13% at Belmond Reid's Palace.

North America:
Revenue from owned hotels for the fourth quarter of 2016 was $37.6 million, down $0.6 million or 2% from $38.2 million for the fourth quarter of 2015. In constant currency, revenue for the region for the fourth quarter of 2016 decreased $0.4 million or 1% from the prior-year quarter primarily due to a $0.4 million or 13% year-over-year revenue decrease at Belmond Maroma Resort & Spa, Riviera Maya, Mexico, largely as a result of increased competition and decreased group business as compared to the prior-year quarter.

In constant currency, same store RevPAR for owned hotels in the region decreased 5% from the prior-year quarter due to a 2 percentage point decrease in occupancy and a 1% decrease in ADR.

Adjusted EBITDA for the region for the quarter was $7.5 million, a decrease of $0.9 million or 11% from $8.4 million for the fourth quarter of 2015. In constant currency, adjusted EBITDA for the region for the fourth quarter of 2016 decreased $0.8 million or 10% from the prior-year quarter largely as a result of adjusted EBITDA declines of $0.5 million or 10% at Belmond Charleston Place, South Carolina, partly due to costs associated with Hurricane Matthew in October 2016 and increased legal expenses, and $0.3 million or 12% at '21' Club in New York City, mainly as a result of an increase in unionized wages.

Rest of world:
Revenue from owned hotels for the fourth quarter of 2016 was $33.7 million, a decrease of $3.9 million or 10% from $37.6 million for the fourth quarter of 2015. In constant currency, revenue for the fourth quarter of 2016 decreased $6.4 million or 16% from the prior-year quarter principally as a result of revenue declines of $4.3 million or 28% at Belmond Copacabana Palace and $1.7 million or 26% at Belmond Hotel das Cataratas, Iguassu Falls, Brazil, both largely as a result of the negative impact on demand of Brazil's challenging economic situation and a lull following the Summer Olympic Games in August 2016.

In constant currency, same store RevPAR for owned hotels decreased 14% from the prior-year quarter as a result of an 8 percentage point decrease in occupancy and a 2% decrease in ADR.

Adjusted EBITDA for the region for the quarter of $8.2 million declined $4.5 million or 35% from adjusted EBITDA of $12.7 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region decreased $4.9 million or 38% from the prior-year quarter largely due to adjusted EBITDA decreases of $2.8 million at Belmond Copacabana Palace and $1.4 million at Belmond Hotel das Cataratas.

Owned trains & cruises:
Revenue for the fourth quarter of 2016 was $12.2 million, down $4.1 million or 25% from $16.3 million for the fourth quarter of 2015. In constant currency, revenue decreased $2.0 million or 13% primarily as a result of revenue decreases of $0.8 million or 15% for the Venice Simplon-Orient-Express train and $0.6 million or 41% for the Belmond Orcaella river cruiser in Myanmar, both due in part to less demand than in the prior-year quarter.

Adjusted EBITDA for the quarter was $0.2 million, a $2.4 million decrease from $2.6 million for the fourth quarter of 2015. In constant currency, adjusted EBITDA decreased $2.2 million largely due to adjusted EBITDA declines of $0.5 million for Venice Simplon-Orient-Express and $0.4 million for Belmond Orcaella. Additionally, Belmond Grand Hibernian, the Company's new Irish train, which commenced operations in August 2016, recorded a $0.4 million EBITDA loss largely as a result of seasonality, as the train concluded its 2016 operating season in mid-October for what will be its annual winter closure period. The train is expected to commence its 2017 operating season in April.

Management fees:
Management fees for the fourth quarter of 2016 were $4.3 million, up $0.8 million or 23% over $3.5 million for the fourth quarter of 2015 primarily as a result of a $1.0 million or 49% increase in management fee income from the Company's PeruRail joint venture largely as a result of the joint venture's freight operations.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the fourth quarter of 2016 of $5.0 million increased $1.1 million or 28% over $3.9 million for the fourth quarter of 2015 largely for the same reasons described above for management fee growth.

Central costs:
For the fourth quarter of 2016, adjusted central overheads of $6.9 million were $0.2 million or 3% higher than adjusted central overheads of $6.7 million for the prior-year quarter mainly due to increased information technology expenses.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the fourth quarter of 2016, the Company invested a total of $14.6 million in its portfolio, including $2.9 million at Belmond Charleston Place partially for a renovation of the hotel's banqueting and related facilities; $1.6 million at Belmond La Residence d'Angkor, mostly for renovation of the hotel; $1.4 million at Belmond Mount Nelson Hotel, Cape Town, South Africa primarily for the renovation of rooms in the hotel's main building; $1.3 million at Belmond Grand Hotel Europe, St. Petersburg, Russia, largely on the refurbishment of the hotel's ballroom; and $1.0 million on the Venice Simplon-Orient-Express train mainly for required statutory works.

Balance Sheet

At December 31, 2016, the Company had total debt of $591.1 million and cash balances of $156.0 million, resulting in total net debt of $435.1 million and a ratio of net debt to trailing-twelve-months total adjusted EBITDA of 3.4 times, which compared to net debt of $443.9 million and a ratio of net debt to trailing-twelve-months total adjusted EBITDA of 3.7 times at December 31, 2015.

Outlook

The Company is providing the following RevPAR and other guidance for the first quarter and full year 2017:

	First Quarter 2017	Full Year 2017

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	(11)% - (7)%	1% - 5%
In U.S. dollars	(5)% - (1)%	2% - 6%

Statement of operations guidance ($ millions)

Central overheads (2)	$7.2 - $8.2	$26.8 - $30.8
Share-based compensation	$1.1 - $2.1	$5.7 - $9.7
Central marketing costs	$1.8 - $2.8	$2.8 - $6.8
Depreciation & amortization	$12.6 - $13.6	$50.7 - $54.7
Interest	$7.3 - $8.3	$28.4 - $32.4
Tax (benefit) / expense	$(10.0) - $(9.0)	$27.3 - $31.3

Cash flow guidance ($ millions)

Cash interest expense	$5.9 - $6.9	$25.1 - $29.1
Cash taxes	$5.4 - $6.4	$21.5 - $25.5
Scheduled loan repayments	$0.8 - $1.8	$3.2 - $7.2

(1) Projected same store RevPAR growth for the full year ending December 31, 2017 excludes the operations of Belmond La Residence d'Angkor, which closed for refurbishment in May 2016 and reopened in mid-November 2016.

(2) Projected central overheads for the first quarter and full year ending December 31, 2017 include expenses associated with the Company's development team, which is the department engaged in pursuing the Company’s footprint expansion strategy, as a result of the relocation of these expenses to central overheads, starting with the Company's third quarter 2016 results.

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Revenue

Owned hotels
- Europe	26.4	27.1	199.1	200.0
- North America	37.6	38.2	145.9	148.1
- Rest of world	33.7	37.6	130.3	124.4
Total owned hotels	97.7	102.9	475.3	472.5
Owned trains & cruises	12.2	16.3	59.3	65.5
Management fees	4.3	3.5	15.2	13.4
Revenue	114.2	122.7	549.8	551.4

Earnings

Owned hotels
- Europe	1.4	2.4	67.6	65.4
- North America	7.5	8.4	28.8	31.6
- Rest of world	8.2	12.7	33.1	31.3
Total owned hotels	17.1	23.5	129.5	128.3
Owned trains & cruises	0.2	2.5	3.8	6.7
Management fees	4.3	3.5	15.2	13.4
Share of pre-tax earnings from unconsolidated companies	5.0	3.5	16.7	10.5
	26.6	33.0	165.2	158.9

Central overheads (1)	(6.9)	(6.7)	(26.6)	(34.6)
Share-based compensation	(1.0)	(1.9)	(6.3)	(6.7)
Central marketing costs	(1.6)	(2.1)	(4.5)	(5.5)
EBITDA before gain on disposal and impairment	17.1	22.3	127.8	112.1
Gain on disposal of property, plant and equipment and equity method investments	0.2	0.2	0.9	20.3
Impairment of goodwill, property, plant and equipment	—	—	(1.0)	(9.8)
EBITDA	17.3	22.5	127.7	122.6
Depreciation & amortization	(12.7)	(13.3)	(52.4)	(50.5)
Gain on extinguishment of debt	—	—	1.2	—
Interest	(5.9)	(7.7)	(28.3)	(31.2)
Foreign currency, net	—	(1.5)	9.2	(5.0)
(Losses) / earnings before tax	(1.3)	—	57.4	35.9
Tax	5.4	1.4	(16.4)	(17.0)
Share of tax from unconsolidated companies	1.7	—	(5.6)	(1.5)
Net earnings from continuing operations	5.8	1.4	35.4	17.4
Discontinued operations	1.0	(0.9)	1.0	(1.5)
Net earnings	6.8	0.5	36.4	15.9
Net (earnings) / losses attributable to non-controlling interests	(0.1)	(0.1)	(0.1)	0.4
Net earnings attributable to Belmond Ltd.	6.7	0.4	36.3	16.3

Net earnings per common share attributable to Belmond Ltd.	0.07	0.00	0.36	0.16
Weighted average number of shares – millions	101.77	102.08	101.60	103.16

(1) Starting with the Company's third quarter 2016 results, expenses associated with the Company’s development team, which is the department engaged in pursuing the Company’s footprint expansion strategy, are included in central overheads.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Room Nights Available
Europe	58,907	58,908	271,963	273,052
North America	63,974	62,904	256,726	255,216
Rest of world	94,944	94,112	376,952	371,207
Worldwide	217,825	215,924	905,641	899,475

Rooms Nights Sold
Europe	32,095	32,450	175,060	169,371
North America	38,874	39,803	171,392	171,828
Rest of world	52,072	60,486	204,944	211,059
Worldwide	123,041	132,739	551,396	552,258

Occupancy
Europe	54%	55%	64%	62%
North America	61%	63%	67%	67%
Rest of world	55%	64%	54%	57%
Worldwide	56%	61%	61%	61%

ADR (in U.S. dollars)
Europe	430	429	676	689
North America	433	441	421	429
Rest of world	383	360	388	356
Worldwide	411	401	490	481

RevPAR (in U.S. dollars)
Europe	234	236	435	427
North America	263	279	281	289
Rest of world	210	231	211	202
Worldwide	232	247	298	295

Same Store RevPAR (in U.S. dollars) (1)
Europe	234	236	435	427
North America	263	279	281	289
Rest of world	215	235	216	207
Worldwide	235	249	303	299

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	(1)%	2%	2%	4%
North America	(6)%	(5)%	(3)%	(2)%
Rest of world	(9)%	(14)%	4%	9%
Worldwide	(6)%	(7)%	1%	3%

(1) Same store RevPAR for the three and twelve months ended December 31, 2016 excludes the operations of Belmond Eagle Island Lodge, one of the Company's three safari lodges in Botswana, which was closed for refurbishment from January through November 2015, and Belmond La Residence d'Angkor, which was closed for refurbishment from May to November 2016.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	December 31,	December 31,
	2016	2015

Assets
Cash	153.4	135.6
Restricted cash	1.8	2.6
Accounts receivable	25.8	27.1
Due from unconsolidated companies	12.2	12.1
Prepaid expenses and other	12.3	13.3
Inventories	23.9	25.6

Total current assets	229.4	216.3

Property, plant & equipment, net of accumulated depreciation	1,074.7	1,078.4
Investments in unconsolidated companies	79.3	71.7
Goodwill	113.3	114.0
Other intangible assets	13.9	13.9
Other assets	13.5	15.2

Total assets (1)	1,524.1	1,509.5

Liabilities and Equity
Accounts payable	16.4	15.8
Accrued liabilities	69.0	71.7
Deferred revenue	31.3	32.3
Current portion of long-term debt and capital leases	5.3	5.3

Total current liabilities	122.0	125.1

Long-term debt and obligations under capital leases	585.8	577.5
Liability for pension benefit	1.4	0.4
Deferred income taxes	122.3	123.9
Other liabilities	5.4	20.5
Liability for uncertain tax positions	0.3	3.6

Total liabilities (2)	837.2	851.0

Shareholders’ equity	686.5	658.1
Non-controlling interests	0.4	0.4
Total equity	686.9	658.5

Total liabilities and equity	1,524.1	1,509.5

(1) Balance at December 31, 2016 includes $210.3 million (December 31, 2015 - $210.7 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at December 31, 2016 includes $121.6 million (December 31, 2015 - $122.4 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

EBITDA	17.3	22.5	127.7	122.6

Adjusting items:
Restructuring and other special items (1)	(0.7)	0.2	0.4	7.4
Gain on disposal of property, plant and equipment and equity method
investments (2)	(0.2)	(0.2)	(0.9)	(20.3)
Impairment of goodwill and property, plant and equipment	—	—	1.0	9.8

Total adjusted EBITDA	16.4	22.5	128.2	119.5

Net earnings attributable to Belmond Ltd.	6.7	0.4	36.3	16.3
Net (earnings) / losses attributable to non-controlling interests	(0.1)	(0.1)	(0.1)	0.4
Net earnings	6.8	0.5	36.4	15.9
Discontinued operations net of tax	1.0	(0.9)	1.0	(1.5)
Net earnings from continuing operations	5.8	1.4	35.4	17.4

Adjusting items:
Restructuring and other special items (1)	(0.7)	0.2	0.4	7.4
Gain on disposal of property, plant and equipment and equity method
investments (2)	(0.2)	(0.2)	(0.9)	(20.3)
Impairment of goodwill and property, plant and equipment	—	—	1.0	9.8
Gain on extinguishment of debt (3)	—	—	(1.2)	—
Accelerated depreciation	—	0.8	1.3	0.2
Interest adjustments (4)	(1.4)	0.2	(1.4)	1.6
Foreign currency, net (5)	—	1.5	(9.2)	5.0
Tax-related adjustments	(2.4)	—	(1.8)	—
Income tax effect of adjusting items (6)	0.3	(1.1)	2.0	(2.8)

Adjusted net earnings from continuing operations	1.4	2.8	25.6	18.3

Reported EPS	0.07	0.00	0.36	0.16
Reported EPS from continuing operations	0.06	0.01	0.35	0.17
Adjusted EPS from continuing operations	0.01	0.03	0.25	0.18
Weighted average number of shares (millions)	101.77	102.08	101.60	103.16

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, St. Michaels, Maryland, gain on sale of the spa building at Belmond Casa de Sierra Nevada, San Miguel de Allende, Mexico and gain on sale of Hotel Ritz.

(3) Represents $4.0 million negotiated discount on repayment less $2.8 million tax indemnification provided to partners in respect of such discount.
(4) Represents adjustments to interest expense for litigation costs and Italian withholding tax.
(5) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency.
(6) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment and Equity Method Investments (2)	Adjusted EBITDA

Three months ended December 31, 2016

Owned hotels:
- Europe	1.4	—	—	1.4
- North America	7.5	—	—	7.5
- Rest of world	8.2	—	—	8.2
Total owned hotels	17.1	—	—	17.1
Owned trains & cruises	0.2	—	—	0.2
Management fees	4.3	—	—	4.3
Share of pre-tax earnings from unconsolidated companies	5.0	—	—	5.0
	26.6	—	—	26.6

Central overheads	(6.9)	—	—	(6.9)
Share-based compensation	(1.0)	(0.7)	—	(1.7)
Central marketing costs	(1.6)	—	—	(1.6)
EBITDA before gain on disposal and impairment	17.1	(0.7)	—	16.4
Gain on disposal of property, plant and equipment and equity method investments	0.2	—	(0.2)	—
EBITDA	17.3	(0.7)	(0.2)	16.4

Three months ended December 31, 2015

Owned hotels:
- Europe	2.4	(0.4)	—	2.0
- North America	8.4	—	—	8.4
- Rest of world	12.7	—	—	12.7
Total owned hotels	23.5	(0.4)	—	23.1
Owned trains & cruises	2.5	0.1	—	2.6
Management fees	3.5	—	—	3.5
Share of pre-tax earnings from unconsolidated companies	3.5	0.4	—	3.9
	33.0	0.1	—	33.1

Central overheads	(6.7)	—	—	(6.7)
Share-based compensation	(1.9)	(0.2)	—	(2.1)
Central marketing costs	(2.1)	0.3	—	(1.8)
EBITDA before gain on disposal and impairment	22.3	0.2	—	22.5
Gain on disposal of property, plant and equipment and equity method investments	0.2	—	(0.2)	—
EBITDA	22.5	0.2	(0.2)	22.5

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment and Equity Method Investments (2)	Impairment of Goodwill and Property, Plant and Equipment (3)	Adjusted EBITDA

Twelve months ended December 31, 2016

Owned hotels:
- Europe	67.6	—	—	—	67.6
- North America	28.8	0.6	—	—	29.4
- Rest of world	33.1	—	—	—	33.1
Total owned hotels	129.5	0.6	—	—	130.1
Owned trains & cruises	3.8	0.5	—	—	4.3
Management fees	15.2	—	—	—	15.2
Share of pre-tax earnings from unconsolidated companies	16.7	0.4	—	—	17.1
	165.2	1.5	—	—	166.7

Central overheads	(26.6)	0.3	—	—	(26.3)
Share-based compensation	(6.3)	(1.4)	—	—	(7.7)
Central marketing costs	(4.5)	—	—	—	(4.5)
EBITDA before gain on disposal and impairment	127.8	0.4	—	—	128.2
Gain on disposal of property, plant and equipment and equity method investments	0.9	—	(0.9)	—	—
Impairment of property, plant and equipment	(1.0)	—	—	1.0	—
EBITDA	127.7	0.4	(0.9)	1.0	128.2

Twelve months ended December 31, 2015

Owned hotels:
- Europe	65.4	1.0	—	—	66.4
- North America	31.6	0.2	—	—	31.8
- Rest of world	31.3	—	—	—	31.3
Total owned hotels	128.3	1.2	—	—	129.5
Owned trains & cruises	6.7	0.4	—	—	7.1
Management fees	13.4	—	—	—	13.4
Share of pre-tax earnings from unconsolidated companies	10.5	3.1	—	—	13.6
	158.9	4.7	—	—	163.6

Central overheads	(34.6)	5.4	—	—	(29.2)
Share-based compensation	(6.7)	(3.0)	—	—	(9.7)
Central marketing costs	(5.5)	0.3	—	—	(5.2)
EBITDA before gain on disposal and impairment	112.1	7.4	—	—	119.5
Gain on disposal of property, plant and equipment and equity method investments	20.3	—	(20.3)	—	—
Impairment of goodwill	(9.8)	—	—	9.8	—
EBITDA	122.6	7.4	(20.3)	9.8	119.5

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, gain on sale of the spa building at Belmond Casa de Sierra Nevada and gain on sale of Hotel Ritz.
(3) Non-cash impairment charges related to goodwill and property, plant and equipment.

BELMOND LTD.
NET DEBT TO TOTAL ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	December 31, 2016	December 31, 2015

Cash
Cash and cash equivalents	153.4	135.6
Restricted cash (including $0.8 million and $0.7 million classified within long-term other assets on the balance sheet for 2016 and 2015, respectively)	2.6	3.3

Total cash	156.0	138.9

Total debt
Current portion of long-term debt and capital leases	5.3	5.3
Long-term debt and obligations under capital leases (1)	585.8	577.5

Total debt	591.1	582.8

Net debt	435.1	443.9

Total adjusted EBITDA	128.2	119.5

Net debt / total adjusted EBITDA	3.4	3.7

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

Conference Call
Belmond Ltd. will conduct a conference call on Tuesday, February 28, 2017 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 58783723. A re-play of the conference call will be available by telephone until 1:00 p.m. EST on Tuesday, March 7, 2017 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 58783723. A replay will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 47 hotel, rail and river cruise experiences, including two scheduled for future opening, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures and Definitions and Other Operating Performance Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization ("EBITDA"). Management believes that EBITDA, a non-GAAP financial measure, provides useful information to investors about the Company because it is among the measures that the Company's management team uses to evaluate its operating performance and make day-to-day operating decisions, as it is not affected by non-operating factors such as leverage (affecting interest expense) and the historical cost of assets (affecting depreciation expense). EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, including the items set forth in the Company's reconciliations and adjustments tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Management calculates adjusted EBITDA and adjusted net earnings / (losses) by adjusting for non-recurring items, foreign exchange (a non-cash item), asset acquisitions, leases and sales, disposals of investments, and certain other items (some of which many be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations. These measures are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the

Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

The Company also uses the following operating performance measures in managing its business:

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by total rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and Brazil, in the United Kingdom in respect of its expected withdrawal from the European Union and in the United States in respect of its evolving immigration and trade policies, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in South America and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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